Exhibit 99.1

NEWS RELEASE
LOEWS CORPORATION REPORTS NET INCOME OF $402 MILLION
FOR THE FOURTH QUARTER OF 2025 AND $1,667 MILLION FOR THE FULL YEAR

8.9 MILLION COMMON SHARES REPURCHASED IN 2025 FOR $782 MILLION

New York, NY, February 9, 2026: Loews Corporation (NYSE: L) today released its fourth quarter 2025 financial results.

Fourth Quarter 2025 highlights:
Loews Corporation reported net income of $402 million, or $1.94 per share, in the fourth quarter of 2025, compared to $187 million, or $0.86 per share, in the fourth quarter of 2024. The fourth quarter results for 2024 included a pension settlement charge for CNA of $265 million (after-tax and noncontrolling interests). The following are key highlights of our fourth quarter results:

•CNA Financial Corporation’s (NYSE: CNA) net income attributable to Loews Corporation excluding the 2024 pension charge decreased slightly year-over-year due to an unfavorable non-economic charge related to the asbestos and environmental pollution loss portfolio transfer and lower underwriting income, partially offset by higher net investment income.
•Boardwalk Pipelines’ net income decreased year-over-year primarily due to the non-recurrence of an income tax benefit of $36 million recorded in the fourth quarter of 2024.
•Loews Hotels’ net income decreased year-over-year primarily due to an asset impairment charge of $20 million (after tax) related to the planned replacement of the Arlington Sheraton Hotel with the Americana by Loews Hotels in Arlington, Texas.
•Corporate segment results improved year-over-year due to higher investment income from the parent company trading portfolio.
•Book value per share increased to $90.71 as of December 31, 2025, from $79.49 as of December 31, 2024.
•Book value per share, excluding AOCI, increased to $95.89 as of December 31, 2025, from $88.18 as of December 31, 2024.
•On December 31, 2025, the parent company had $3.9 billion of cash and investments and $1.8 billion of debt.
•Loews Corporation repurchased 1.0 million shares of its common stock during the fourth quarter of 2025 for a total cost of $98 million.

Consolidated highlights:

	December 31,
	Three Months		Years Ended
(In millions)	2025	2024	2025	2024
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial	$276	$19	$1,173	$879
Boardwalk Pipelines	110	145	444	413
Loews Hotels & Co	6	27	31	70
Corporate	10	(4)	19	52
Net income attributable to Loews Corporation	$402	$187	$1,667	$1,414
Net income per share attributable to Loews Corporation	$1.94	$0.86	$7.97	$6.41

	December 31, 2025	December 31, 2024

Book value per share	$90.71	$79.49
Book value per share excluding AOCI	$95.89	$88.18
Shares of common stock outstanding (in millions)	206.0	214.7

Three months ended December 31, 2025 compared to 2024

CNA:
•Net income attributable to Loews Corporation was $276 million compared to $19 million.
•Net income for 2024 includes a pension settlement charge of $265 million. Excluding this pension charge, net income attributable to Loews Corporation was $284 million in the fourth quarter of 2024.
•Core income decreased to $317 million compared to $342 million, driven by an unfavorable non-economic charge related to the asbestos and environmental pollution loss portfolio transfer. Underwriting income was also lower, partially offset by higher net investment income.
•Net earned premiums grew by 5% and net written premiums grew by 2%.
•Property and Casualty’s combined ratio increased by 0.7 points to 93.8% compared to 93.1% largely due to a higher underlying loss ratio. Property and Casualty’s underlying combined ratio increased to 92.3% from 91.4%.
•Net investment income increased due to higher income from fixed income securities, as a result of a larger invested asset base and favorable reinvestment rates, partially offset by lower common stock returns.

Boardwalk:
•Net income decreased to $110 million compared to $145 million.
•Net income for 2024 included a $36 million income tax benefit from an adjustment to deferred state income taxes for a rate reduction effective in 2025.
•EBITDA decreased to $287 million compared to $290 million.
•Net income and EBITDA were impacted by an increase in legal expenses, offset by increased transportation revenues from higher re-contracting rates and recently completed growth projects, as well as increased storage and parking and lending revenues.

Loews Hotels:
•Net income decreased to $6 million compared to $27 million.
•Adjusted EBITDA increased 35% to $113 million compared to $84 million.
•Net income for 2025 was negatively impacted by an asset impairment charge of $20 million (after tax) related to the planned replacement of the Arlington Sheraton Hotel with the Americana by Loews Hotels in Arlington, Texas.
•Adjusted EBITDA improvement was driven by the addition of three new properties at the Universal Orlando Resort as well as higher average daily rates and occupancy at the other Universal Orlando Resort properties. In addition, results improved at the Loews Arlington Hotel and Convention Center. These positives were partially offset by the reduction in available room nights at the Loews Miami Beach Hotel due to renovations at the property.

Corporate:
•Net income of $10 million compared to a net loss of $4 million.
•The improved results are primarily due to higher investment income from the parent company trading portfolio.

Year ended December 31, 2025 compared to 2024

Loews Corporation reported net income of $1,667 million, or $7.97 per share, compared to $1,414 million, or $6.41 per share, in 2024. Net income for 2024 includes a pension settlement charge for CNA of $265 million (after-tax and noncontrolling interests).

•Excluding the pension charge in 2024, CNA’s net income attributable to Loews Corporation increased due to higher Property and Casualty underwriting income and net investment income, partially offset by unfavorable net prior year loss reserve development related to legacy mass tort abuse reserves.
•Boardwalk’s net income and EBITDA improved due to increased transportation revenues from higher re-contracting rates, recently completed growth projects and higher utilization-based revenue, as well as increased storage and parking and lending revenues. Those positives were partially offset by higher operating costs and higher depreciation expense.
•Loews Hotels’ net income decreased primarily due to an asset impairment charge, higher interest expense and renovations at the Loews Miami Beach Hotel, partially offset by improved results at the Universal Orlando Resort properties and the Loews Arlington Hotel and Convention Center, which was open for the entirety of 2025.
•Corporate net income decreased primarily due to lower investment income from the parent company trading portfolio.

Share Purchases:
•On December 31, 2025, there were 206.0 million shares of Loews common stock outstanding.
•For the three months and year ended December 31, 2025, Loews Corporation repurchased 1.0 million and 8.9 million shares of its common stock for a total cost of $98 million and $782 million, respectively.
•Depending on market conditions, Loews may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market (including, with respect to Loews common stock, in open market transactions that may or may not satisfy all of the conditions of the Rule 10b-18 voluntary safe harbor), in privately negotiated transactions or otherwise.

Boardwalk Litigation

As a reminder, in December, the Delaware Supreme Court issued a ruling in the litigation related to Loews Corporation’s 2018 acquisition of the minority limited partner interests in its Boardwalk Pipelines subsidiary. The Supreme Court found that the Boardwalk general partner, an indirect subsidiary of Loews Corporation, breached the underlying partnership agreement in connection with its exercise of the purchase right to acquire the minority limited partner interests. In its previous ruling in 2022, the Delaware Supreme Court had ruled that the Boardwalk general partner was exculpated from damages related to its exercise of the purchase right. The remaining claims that have been remanded back to the Delaware Chancery Court for further proceedings following the Supreme Court’s latest decision are tortious interference and unjust enrichment claims against Loews and certain of its Boardwalk-related subsidiaries. The Supreme Court resolved the other remaining claims in Loews’s favor.

Reconciliation of GAAP Measures to Non-GAAP Measures

This news release contains financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. CNA utilizes core income, underlying loss ratio and underlying combined ratio. Boardwalk utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”), and Loews Hotels utilizes Adjusted EBITDA. These non-GAAP measures are defined and reconciled to the most comparable GAAP measures on pages 7 through 9 of this release.

Earnings Remarks

For Loews Corporation

–Today, February 9, 2026, earnings remarks will be available on the Investors section of our website at www.loews.com.
–Remarks will include commentary from Loews’s president and chief executive officer and chief financial officer.

For CNA

–Today, February 9, 2026, earnings remarks will be available on the Investor Relations section of CNA’s website at www.cna.com.
–Remarks will include commentary from CNA’s president and chief executive officer and chief financial officer.

About Loews Corporation

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.

Forward-Looking Statements

Statements contained in this news release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by the Company. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Company’s overall business and financial performance, can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this news release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Investor relations and media relations contact:

Chris Nugent
1-212-521-2403

Loews Corporation and Subsidiaries
Selected Financial Information

	December 31,
	Three Months		Years Ended
(In millions)	2025	2024	2025	2024
Revenues:
CNA Financial (a)	$3,828	$3,689	$14,989	$14,270
Boardwalk Pipelines	619	577	2,324	2,065
Loews Hotels & Co	235	240	945	933
Corporate investment income, net	52	40	196	242
Total	$4,734	$4,546	$18,454	$17,510
Income (Loss) Before Income Tax:
CNA Financial (a) (b)	$378	$21	$1,620	$1,211
Boardwalk Pipelines	141	145	584	505
Loews Hotels & Co (c)	12	32	52	95
Corporate:
Investment income, net	53	40	199	243
Other (d)	(43)	(50)	(172)	(180)
Total	$541	$188	$2,283	$1,874
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a) (b)	$276	$19	$1,173	$879
Boardwalk Pipelines (e)	110	145	444	413
Loews Hotels & Co (c)	6	27	31	70
Corporate:
Investment income, net	41	33	158	193
Other (d)	(31)	(37)	(139)	(141)
Net income attributable to Loews Corporation	$402	$187	$1,667	$1,414

(a)The three months ended December 31, 2025 and 2024 include net investment losses of $19 million and $39 million ($14 million and $29 million after tax and noncontrolling interests). The years ended December 31, 2025 and 2024 include net investment losses of $81 million and $81 million ($59 million and $59 million after tax and noncontrolling interests).
(b)Includes a pension settlement charge of $367 million ($265 million after tax and noncontrolling interests) for the three months and year ended December 31, 2024.
(c)Includes an asset impairment charge of $25 million ($20 million after tax) for the three months and year ended December 31, 2025 related to the replacement of the Arlington Sheraton Hotel with the Americana by Loews Hotels in Arlington, Texas. The years ended December 31, 2025 and 2024 include Loews Hotels & Co’s portion of joint venture impairment charges which reduced equity income from joint ventures by $9 million ($6 million after tax) and $19 million ($15 million after tax).
(d)Consists of parent company interest expense, corporate expenses and the equity income (loss) of Altium Packaging.
(e)Includes a $36 million income tax benefit from an adjustment to deferred state income taxes for a rate reduction effective in 2025 for the three months and year ended December 31, 2024.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	December 31,
	Three Months		Years Ended
(In millions, except per share data)	2025	2024	2025	2024
Revenues:
Insurance premiums	$2,797	$2,679	$10,900	$10,211
Net investment income	714	696	2,779	2,780
Investment losses	(19)	(39)	(81)	(81)
Operating revenues and other	1,242	1,210	4,856	4,600
Total	4,734	4,546	18,454	17,510

Expenses:
Insurance claims and policyholders’ benefits	2,150	2,030	8,294	7,738
Operating expenses and other (a)	2,043	2,328	7,877	7,898
Total	4,193	4,358	16,171	15,636

Income before income tax	541	188	2,283	1,874
Income tax (expense) benefit (b)	(113)	1	(511)	(380)
Net income	428	189	1,772	1,494
Amounts attributable to noncontrolling interests	(26)	(2)	(105)	(80)
Net income attributable to Loews Corporation	$402	$187	$1,667	$1,414

Net income per share attributable to Loews Corporation	$1.94	$0.86	$7.97	$6.41

Weighted average number of shares	206.80	217.83	209.10	220.53

(a)Includes a pension settlement charge of $367 million ($265 million after tax and noncontrolling interests) for the three months and year ended December 31, 2024.
(b)Includes a $36 million income tax benefit from an adjustment to deferred state income taxes for a rate reduction effective in 2025 for the three months and year ended December 31, 2024.

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:

CNA Financial Corporation

Core income is calculated by excluding from CNA’s net income attributable to Loews Corporation the after-tax effects of investment gains or losses and gains or losses resulting from pension settlement transactions. In addition, core income excludes the effects of noncontrolling interests. The calculation of core income excludes investment gains or losses because they are generally driven by economic factors that are not necessarily reflective of CNA’s primary insurance operations. The calculation of core income excludes gains or losses resulting from pension settlement transactions as they result from decisions regarding CNA’s defined benefit pension plans which are unrelated to its primary insurance operations.

The following table presents a reconciliation of CNA net income attributable to Loews Corporation to core income:

	December 31,
	Three Months		Years Ended
(In millions)	2025	2024	2025	2024
CNA net income attributable to Loews Corporation	$276	$19	$1,173	$879
Investment losses	15	31	64	64
Pension settlement losses		290		293
Noncontrolling interests	26	2	105	80
Core income	$317	$342	$1,342	$1,316

In evaluating the results of Property & Casualty operations, CNA utilizes the loss ratio, the underlying loss ratio, the expense ratio, the dividend ratio, the combined ratio and the underlying combined ratio. These ratios are calculated using GAAP financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The underlying loss ratio excludes the impact of catastrophe losses and development-related items from the loss ratio. Development-related items represent net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss ratio, the expense ratio and the dividend ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate CNA’s underwriting performance since they remove the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of current year underwriting performance.

The following table presents a reconciliation of CNA’s loss ratio to underlying loss ratio and CNA’s combined ratio to underlying combined ratio:

	December 31,
	Three Months		Years Ended
	2025	2024	2025	2024
Loss ratio	63.4%	62.8%	64.6%	64.3%
Expense ratio	30.1	30.0	29.7	30.2
Dividend ratio	0.3	0.3	0.4	0.4
Combined ratio	93.8%	93.1%	94.7%	94.9%
Less: Effect of catastrophe impacts	1.5	1.8	2.3	3.6
Less: Effect of development-related items		(0.1)	0.6	(0.2)
Underlying combined ratio	92.3%	91.4%	91.8%	91.5%
Underlying loss ratio	61.9%	61.1%	61.7%	60.9%

Boardwalk Pipelines

EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. The following table presents a reconciliation of Boardwalk’s net income attributable to Loews Corporation to its EBITDA:

	December 31,
	Three Months		Years Ended
(In millions)	2025	2024	2025	2024
Boardwalk net income attributable to Loews Corporation	$110	$145	$444	$413
Interest, net	36	37	147	152
Income tax expense	31		140	92
Depreciation and amortization	110	108	443	429
EBITDA	$287	$290	$1,174	$1,086

Loews Hotels & Co

Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, the noncontrolling interest share of EBITDA adjustments, gains or losses on asset acquisitions and dispositions, asset impairments, and equity method income, and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of Adjusted EBITDA and excluding distributions in excess of basis.

The following table presents a reconciliation of Loews Hotels & Co net income attributable to Loews Corporation to its Adjusted EBITDA:

	December 31,
	Three Months		Years Ended
(In millions)	2025	2024	2025	2024
Loews Hotels & Co net income attributable to Loews Corporation	$6	$27	$31	$70
Interest, net	14	12	57	42
Income tax expense	6	5	21	25
Depreciation and amortization	25	24	100	93
EBITDA	51	68	209	230
Noncontrolling interest share of EBITDA adjustments		(1)	(2)	(6)
Asset impairments	25		25
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(42)	(27)	(102)	(86)
Pro rata Adjusted EBITDA of equity method investments	76	44	240	188
Consolidation adjustments	3		2
Adjusted EBITDA	$113	$84	$372	$326

The following table presents a reconciliation of Loews Hotels & Co’s equity method income to the Pro rata Adjusted EBITDA of its equity method investments:

	December 31,
	Three Months		Years Ended
(In millions)	2025	2024	2025	2024
Loews Hotels & Co’s equity method income	$42	$27	$102	$86
Pro rata share of equity method investments:
Interest, net	19	10	62	40
Income tax expense
Depreciation and amortization	16	12	61	47
Asset impairments			9	19
Distributions in excess of basis	(1)	(5)	6	(4)
Pro rata Adjusted EBITDA of equity method investments	$76	$44	$240	$188